Exhibit 21.1

List of Subsidiaries

Following is a list of the names of the (i) Registrant; (ii) its direct and indirect subsidiaries, and (iii) the Chinese company with which the Registrant and its Chinese subsidiary have a contractual relationship that provides effective control to the Registrant.

Registrant (Virginia):

Sino-Global Shipping America, Ltd.

Subsidiary (United States):

Sino-Global Shipping New York Inc.

Subsidiary (Canada):

Sino-Global Shipping Canada Inc.

Subsidiary (Australia):

Sino-Global Shipping Australia Pty Ltd.

Subsidiary (Hong Kong):

Sino-Global Shipping (HK) Limited

Subsidiary (China):

Trans Pacific Shipping Limited

Subsidiary of Trans Pacific Shipping Ltd. (China):

Trans Pacific Logistics Shanghai Limited

Non-Subsidiary Affiliated Company (China):

Sino-Global Shipping Agency Ltd.